Exhibit 99.2

VIA EMAIL

September 30, 2008

Bulletin No. 1299

Changes to Capital Stock Repurchase Procedure

Dear Chief Financial Officer:

Effective October 1, 2008, we are changing the calculation date for excess capital stock repurchase requests. Starting in the fourth quarter of 2008, if a member submits a request for the repurchase of all excess capital stock, the amount of excess stock to be repurchased will be calculated on the last business day of the quarter, rather than on the repurchase date (the last business day of the following month). On the repurchase date, we will recalculate the amount of stock to be repurchased to ensure that the member will continue to meet its minimum stock requirement after the repurchase.

The revised capital stock repurchase procedure and related forms can be found on our member website under About Us/Capital Plan. This change will align our policy for the repurchase of excess capital stock with our policy for the repurchase of surplus capital stock and make it easier for us to manage liquidity and the stock repurchase process.

Please note that proceeds from the repurchase of surplus and excess capital stock will be credited to the shareholder's Settlement/Transaction Account with the Bank on the repurchase date, but will not be available for withdrawal until the following business day.

If you have any questions about these changes, please contact your Relationship Manager.

Sincerely,

/s/ Lisa MacMillen

Lisa MacMillen
Executive Vice President and Chief Operating Officer